DELOITTE &
TOUCHE LLP
-----------            -------------------------------------------------------
                       Suite 1600                    Telephone: (214) 777-7000
                       Texas Commerce Tower
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                       Dallas, Texas 75201-6778


June 30, 1998

United States Securities and Exchange Commission
Washington, D.C. 20549

Dear Sirs/Madames:

We have reviewed the Form 12b-25 of the ENSERCH Corporation Employee Stock Purchase and Savings Plan (the "Plan") dated June 30, 1998, requesting an extension of time to file the annual audited report required under the Securities Exchange Act of 1934. We agree with the reasons for the extension, which are due to difficulties in obtaining the financial information from the Plan's trustee.

Our audit of the financial statements of the Plan for the year ended December 31, 1997, in accordance with generally accepted auditing standards, is currently in progress; however, because required information is not available, we have not been able to complete our audit. The procedures that we have performed do not constitute all of the procedures necessary to express an opinion on the financial statements of the plan as required by generally accepted auditing standards. As such, we are unable to express on opinion on the Plan's financial statements to be included in the annual report on Form 11-K by the prescribed due date.


Yours truly,


/s/ Deloitte & Touche LLP